Contact:    Charles R. Valade
            President and Chief Executive Officer
            (508) 793-8321

                         CNB FINANCIAL CORP. RECEIVES A
                  PROPOSAL FROM UNITED FINANCIAL BANCORP, INC.

         WORCESTER, MASS. - MAY 13, 2009 - CNB Financial Corp. (OTCBB:CFNA), parent company of Commonwealth National Bank, today announced that it has received an acquisition proposal from United Financial Bancorp, Inc., the holding company for United Bank, located in West Springfield, Massachusetts. United Financial Bancorp has submitted a proposal to acquire each outstanding share of CNB Financial Corp. for $10 per share in a transaction consisting of an equal amount of stock and cash, subject to elections by the shareholders. As previously announced, on April 29, 2009, CNB Financial Corp. entered into a definitive Agreement and Plan of Merger with Berkshire Hills Bancorp, Inc. under which Berkshire Hills Bancorp would acquire each outstanding share of CNB Financial Corp. for 0.3696 shares of Berkshire Hills Bancorp common stock.

         Consistent with its fiduciary duties and in accordance with the Agreement and Plan of Merger with Berkshire Hills Bancorp, the Board of Directors will review United Financial Bancorp's proposal.

ABOUT CNB FINANCIAL CORP. AND COMMONWEALTH NATIONAL BANK

Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. It was the first new bank started in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth offers branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury, 701 Church Street in Northbridge and 26 West Boylston Street in West Boylston, Massachusetts.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON ASSUMPTIONS AND MAY DESCRIBE FUTURE PLANS, STRATEGIES AND EXPECTATIONS OF CNB FINANCIAL CORP. THESE FORWARD-LOOKING STATEMENTS ARE GENERALLY IDENTIFIED BY USE OF THE WORDS "BELIEVE," "EXPECT," "INTEND," "ANTICIPATE," "ESTIMATE," "PROJECT" OR SIMILAR EXPRESSIONS. CNB FINANCIAL CORP.'S ABILITY TO PREDICT RESULTS OR THE ACTUAL EFFECT OF FUTURE PLANS OR STRATEGIES IS INHERENTLY UNCERTAIN. FACTORS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE OPERATIONS OF CNB FINANCIAL CORP. AND ITS SUBSIDIARY INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN INTEREST RATES, NATIONAL AND REGIONAL ECONOMIC CONDITIONS, LEGISLATIVE AND REGULATORY CHANGES, MONETARY AND FISCAL POLICIES OF THE U.S. GOVERNMENT, INCLUDING POLICIES OF THE U.S. TREASURY AND THE FEDERAL RESERVE BOARD, THE QUALITY AND COMPOSITION OF THE LOAN OR INVESTMENT PORTFOLIOS, DEMAND FOR LOAN PRODUCTS, DEPOSIT FLOWS, COMPETITION, DEMAND FOR FINANCIAL SERVICES IN CNB FINANCIAL CORP.'S MARKET AREA, CHANGES IN REAL ESTATE MARKET VALUES IN CNB FINANCIAL CORP.'S MARKET AREA, CHANGES IN RELEVANT ACCOUNTING PRINCIPLES AND GUIDELINES AND INABILITY OF THIRD PARTY SERVICE PROVIDERS TO PERFORM. ADDITIONAL FACTORS THAT MAY AFFECT OUR RESULTS ARE DISCUSSED IN CNB FINANCIAL CORP.'S ANNUAL REPORT INCLUDED IN THE SECTION TITLED "RISK FACTORS," AND IN OTHER REPORTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

THESE RISKS AND UNCERTAINTIES SHOULD BE CONSIDERED IN EVALUATING FORWARD-LOOKING STATEMENTS AND UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH STATEMENTS. EXCEPT AS REQUIRED BY APPLICABLE LAW OR REGULATION, CNB FINANCIAL CORP. DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS THAT MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THE STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.